Exhibit 99.1

ICAHN ENTERPRISES ANNOUNCES SALE OF 2,000,000 DEPOSITARY UNITS

(New York, New York, December 9, 2013) – Icahn Enterprises L.P. (“Icahn Enterprises”) (NASDAQ: IEP) today announced the sale of an aggregate of depositary units representing limited partnership interests in Icahn Enterprises. The last reported sale price of Icahn Enterprises’ depositary units on December 6, 2013 was $144.39 per unit. Icahn Enterprises has granted the underwriters an option for 30 days to purchase additional depositary units.

The proceeds from the offering will be used for investment in one or more of our nine current majority owned operating subsidiaries. Closing is expected to occur on or about December 13, 2013, subject to customary closing conditions.

Morgan Stanley & Co. LLC is acting as the joint book-running manager for the offering.

The offering is being made pursuant to Icahn Enterprises’ effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from:

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You may also get these documents for free by visiting the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Food Packaging, Real Estate and Home Fashion.

Investor Contact:

SungHwan Cho

Chief Financial Officer

(212) 702-4300